Exhibit 2.2

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of December 4, 2007 by and among Catcher Holdings, Inc., a Delaware corporation (“Acquiror”), Huckleberry Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Vivato Networks, Inc., a Delaware corporation (“Target”) and Gary Haycox as Stockholders’ Agent. Acquiror, Merger Sub, Target and Stockholders’ Agent are referred to collectively herein as the “Parties.”

RECITALS

A. Target and Predecessor (as defined below) are engaged in the business of developing, manufacturing, and distributing extended range Wi-Fi infrastructure equipment in large-scale mobile workforce and metropolitan network access environments (the “Business”).

B. The Boards of Directors of Acquiror, Merger Sub and Target believe it is in the best interests of their respective companies and the stockholders of their respective companies that Target and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Target with Target continuing as the surviving corporation (the “Merger”) and, in furtherance thereof, executed the Agreement and Plan of Merger, dated as of September 24, 2007, by and among the Parties (the “Original Merger Agreement”).

C. The Parties wish to amend and restate the Original Merger Agreement to remove, among other things, the provisions relating to the escrow of a portion of the Shares (as defined below).

D. The holders of the outstanding capital stock of Target (the “Target Shares”) having sufficient voting power to approve the Merger have approved the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as defined in Section 1.6) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit A (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is ‘Vivato Networks, Inc.’”

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended; provided, however, that that the name of the Surviving Corporation as reflected in such bylaws shall be “Vivato Networks, Inc.”

Section 1.4 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

Section 1.5 Merger Consideration; Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or the holders of the Target Shares (the “Target Stockholders”), each Target Share issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into the right to receive one share of Acquiror’s Common Stock. After the Effective Time, any certificates representing shares of Target Stock shall represent only the right to receive the consideration set forth in this Section 1.5.

(a) The aggregate consideration shall consist of two million five hundred thousand (2,500,000) validly issued, fully paid and nonassessable shares of the common stock of Acquiror, subject to Section 1.5(c) regarding fractional shares and ARTICLE V regarding indemnification (the “Shares”). The Shares shall be paid to the Target Stockholders as set forth on Schedule 1.5(a).

(b) Capital Stock of Merger Sub. At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(c) Fractional Shares. No fraction of a share of Acquiror common stock will be issued, but in lieu of such issuance, each holder of Target Shares who would otherwise be entitled to a fraction of a share of Acquiror common stock (after aggregating all fractional shares of Acquiror common stock to be received by such holder) shall receive from Acquiror one additional share of Acquiror common stock. The fractional share interests of each Target Stockholder shall be aggregated, so that no Target Stockholder shall receive more than one share of Acquiror common stock with respect to any interest in fractional shares.

Section 1.6 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Morrison & Foerster LLP, 12531 High Bluff Drive, Suite 100, San Diego, CA 92130, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by the filing of the Certificate of Merger, together with any required certificates, with the Secretary of State of Delaware, in accordance with the relevant provisions of Delaware Law as soon as possible after the Closing (the time of such filing being the “Effective Time”).

Section 1.7 Closing Deliveries.

(a) On the Closing Date, Target shall deliver the following items, all of which shall be in a form and substance reasonably acceptable to Acquiror:

(i) A certificate executed on behalf of Target by its Chief Executive Officer certifying to the matters in Section 4.1(b);

(ii) Certificates from the Secretary of State of the State of Delaware as to Target’s good standing;

(iii) A certified copy from the Secretary of State of the State of Delaware of the current Certificate of Incorporation of Target;

(iv) A certificate executed on behalf of Target by its Secretary certifying its bylaws and board resolutions approving and authorizing the transactions contemplated herein;

(v) Such other documents as Acquiror’s counsel shall have reasonably requested, in form and substance reasonably satisfactory to such counsel;

(vi) The written consents of all third parties required to complete the Merger;

(vii) The stock books and records and corporate minute books of Target;

(viii) The signed resignations of all directors and all officers of Target dated and effective as of the Closing Date;

(ix) Each of the employees of Target who accepts employment with Acquiror shall have executed and delivered to Acquiror, which may be post-Closing but shall be pre-employment, an Employee Innovations and Proprietary Rights Assignment Agreement in substantially the form attached hereto as Exhibit B; and

(b) On the Closing Date, Acquiror and Merger Sub shall deliver the following items, as the case may be, all of which shall be in a form and substance reasonably acceptable to Target offers of employment to each of the employees listed on Schedule 1.7(b).

(c) On the Closing Date, the Parties shall deliver the following items to the other Parties as follows, all of which shall be in a form and substance reasonably acceptable to the receiving Party:

(i) Each of the Key Employees and the Acquiror shall have executed and delivered an Executive Employment Agreement in substantially the form attached hereto as Exhibit C;

(ii) Acquiror and Vivato Networks Holdings, Inc. shall have executed a License Agreement in substantially the form attached hereto as Exhibit D (the “License Agreement”); and

(iii) Target, Predecessor and Acquiror shall have executed and delivered the Management Agreement in substantially the form attached hereto as Exhibit E (the “Management Agreement”).

Section 1.8 Surrender of Certificates.

(a) At the Effective Time, the stock transfer books of Target shall be closed and there shall be no further registration of transfers of Target Shares thereafter on the records of Target. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 1.8. If any certificate for Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Shares in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.

(b) Computershare Limited shall act as exchange agent hereunder for the purpose of exchanging Target Shares for the Merger Consideration (the “Exchange Agent”). Within forty-eight (48) hours after the Effective Time, Acquiror shall deposit with the Exchange Agent, in trust for the benefit of the Target Stockholders, certificates representing the Shares. The certificates of Acquiror common stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) nably practicable after the Effective Time (but in no event more than ten (10) days thereafter), Acquiror and the Surviving Corporation shall use their commercially reasonable efforts to cause to be mailed to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding Target Shares (the “Certificates”) (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Acquiror may reasonably specify; and (b) instructions for effecting the surrender of such Certificates in exchange for the Shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor shares of Acquiror common stock representing, in the aggregate, the whole number of Shares that such holder has the right to receive pursuant to Section 1.5(a). Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Date to represent only the right to receive the Shares, payable upon surrender of the Certificates.

(d) The Shares delivered upon the surrender for exchange of the Target Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Shares. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Shares on the records of Target.

Section 1.9 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of both Target and Merger Sub or otherwise to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET

In this Agreement, any reference to a “Material Adverse Effect” means, with respect to any entity or group of entities, any change, development, effect, condition or event that, individually or in the aggregate, has had, or is reasonably likely to have, a material and adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise), prospects or results of operations of the entity and its Subsidiaries, taken as a whole, or the ability of such entity to perform its obligations under this Agreement and the Transaction Documents and timely consummate the transactions contemplated hereby. References to a Material Adverse Effect on Target or its assets shall also refer to a Material Adverse Effect on Predecessor (as defined below) and its assets.

In this Agreement, any reference to a Party’s “knowledge,” unless otherwise qualified, means (i) with respect to any natural person, the actual knowledge of such person, and (ii) with respect to any entity, the actual knowledge of such entity’s officers and directors and the knowledge an entity would have after reasonable inquiry by the entity’s officers and directors of directors, officers, employees and consultants of the entity in the event a reasonable person would have, in the fulfillment of his or her duties, made such inquiry. Where representations are qualified to the knowledge of Target, such knowledge shall also refer to the knowledge of Predecessor.

For purposes of this ARTICLE II, any reference to “Target” shall also be a reference to any entity or entities through which Target engaged in and conducted the Business during the past three (3) years, including without limitation, General Solutions Engineering, LLC, an Oregon limited liability company, (“Predecessor”). The inclusion of representations referring to Predecessor separately or to both “Target” and “Predecessor” in this ARTICLE II shall not create any implication that reference solely to “Target” in any other representation in ARTICLE II does not also refer to Predecessor.

In this Agreement, the term “Reorganization” shall refer to the distribution or exchange of ownership interests of Predecessor for Target Shares.

As used in this Agreement, the word “subsidiary” means, with respect to any Party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries, or by such Party and one or more of its subsidiaries.

For purposes of this ARTICLE II, the term “Target Entities” shall refer to the Target and any of Target’s subsidiaries and Predecessors.

Except as disclosed in a disclosure schedule, which references the specific representations and warranties as to which the exception is made (the “Disclosure Schedule”), Target represents and warrants to Acquiror and Merger Sub as of the date of this Agreement as follows:

Section 2.1 Organization, Standing and Power. Target is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification. Target has delivered to Acquiror true and correct copies of its charter documents (Certificate of Incorporation and Bylaws, or, with respect to Predecessor, Certificate of Formation, operating agreement and/or similar documents), as amended to date. Target is not in violation of any of the provisions of its charter documents. Target does not own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, joint venture or other business association or entity, either directly or indirectly.

Section 2.2 Authority; Required Filings and Consents.

(a) Target has all requisite power and authority to enter into this Agreement and the Transaction Documents (as defined below) and to consummate the transactions contemplated hereby and thereby. This Agreement, the Management Agreement, the License Agreement, the Certificate of Merger and all ancillary agreements executed and delivered by Target as required by this Agreement (collectively, the “Transaction Documents”) have been or will be duly executed and delivered by Target and constitute or will constitute the valid and binding obligations of Target, enforceable against Target in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and general principles of equity. The execution and delivery of this Agreement, the Transaction Documents, and all ancillary agreements referenced herein and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Target.

(b) Except as set forth in Schedule 2.2(b) of the Disclosure Schedule, the execution and delivery by Target of this Agreement and the other Transaction Documents to which Target is or will be a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Target, (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Target is a party or by which Target, or any of Target’s assets may be bound except where such violation, breach or right would not have a Material Adverse Effect on Target or its assets, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target, or any of Target’s assets except where such conflict or violation would not have a Material Adverse Effect on Target or its assets.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger, together with any required officers’ certificates; (ii) filings, if any, required under Regulation D of the Securities Act; and (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws.

Section 2.3 Capitalization. The authorized capital stock of Target consists of 5,000,000.00 shares of Target common stock, (par value $.001) (the “Target Common Stock”), of which 3,508,000.00 shares are issued and outstanding. Schedule 2.3(i) of the Disclosure Schedule contains a full and complete list of all holders of Target common stock including their respective names and addresses of record. All outstanding shares of Target Common Stock are and shall be duly authorized, validly issued, fully paid and non-assessable and are and shall be free of any liens or encumbrances, and are and shall not be subject to preemptive rights or rights of first refusal created by statute (in each case that have not been complied with or waived), the Certificate of Incorporation, Bylaws, or any agreement to which Target is a party or by which it is bound. Other than the Target Shares neither Target nor Predecessor has any other classes of interests of which shares or interests are currently outstanding. No Target Shares are held in treasury. There are no options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock (whether Target Shares or any other class of equity or debt security) or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target Shares between Target and any of its stockholders. All outstanding securities issued by Target were issued in compliance with all applicable federal and state securities laws.

Section 2.4 Financial Statements.

(a) Target and Predecessor have delivered to Acquiror their financial statements for each of the fiscal years ended in 2007 and 2006 (collectively, the “Target Financial Statements”). The Target Financial Statements fairly present the consolidated financial condition, operating results and cash flow of Target and Predecessor as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of the unaudited Target Financial Statements.

(b) Target and Predecessor maintain, and will continue to maintain, a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Target and Predecessor and to maintain accountability for assets; (iii) access to Target’s and Predecessor’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Target is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Section 2.5 Absence of Undisclosed Liabilities. Neither Target nor Predecessor has any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on Predecessor’s balance sheet (the “Target Balance Sheet”) as of June 30, 2007 (the “Target Balance Sheet Date”) contained in the Target Financial Statements and (ii) liabilities specifically described in this Agreement, the Schedules hereto or the Disclosure Schedule. Since June 30, 2007, Target and Predecessor have conducted their business in the ordinary course consistent with past practice and there has not occurred any change, event or condition that has resulted in, or could reasonably be expected to result in a Material Adverse Effect on Target or Predecessor.

Section 2.6 Absence of Certain Changes. Except as set forth on Schedule 2.6 of the Disclosure Schedule, since the Target Balance Sheet Date, Target and Predecessor have each conducted its business in the ordinary course and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Target or Predecessor; (ii) any acquisition, sale or transfer of any asset of Target or Predecessor other than in the ordinary course of business and consistent with past practice or that would have a Material Adverse Effect; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or

Predecessor or any revaluation by Target or Predecessor of any of Target’s or Predecessor’s assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or membership interests of Predecessor or any direct or indirect redemption, purchase or other acquisition by Target of any of its Target Shares or by Predecessor of its membership interests; (v) any Material Contract entered into by Target or Predecessor, other than in the ordinary course of business and as provided to Acquiror, or any amendment or termination of, or default under, any Material Contract to which Target or Predecessor is a party or by which either of them is bound; (vi) any amendment or change to the charter documents of Target or the charter documents of Predecessor; (vii) any increase in or modification of the compensation or benefits paid, payable or to become payable by Target or Predecessor to any of its managers, officers or employees; (viii) any reduction in the sales of Target or Predecessor to, or significant detrimental change in terms with, any customer for the twelve month period beginning on the Closing and ending on the one-year anniversary of the Closing as compared to the same time period during the previous year or (ix) any negotiation or agreement by Target or Predecessor to do any of the things described in the preceding clauses (i) through (viii) (other than in connection with (A) the Reorganization, and (B) negotiations with Merger Sub, Acquiror and their representatives regarding the transactions contemplated by this Agreement). As of Closing, there will be no accrued but unpaid dividends on the Target Shares.

Section 2.7 Taxes.

(a) For purposes of this Agreement, a “Tax” or, collectively, “Taxes,” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) The Target Entities have each prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to Target, Predecessor or any of their respective operations and such Returns are true and correct in all respects and have been completed in all respects in accordance with applicable law. Target has delivered to Acquiror true and correct copies of all federal Returns filed by Target and Predecessor and delivered to Acquiror all other Returns filed by Target or Predecessor since Target or Predecessor’s inception.

(c) Target and Predecessor as of the Closing Date, (i) will have paid all Taxes it or its Predecessor is required to pay prior to the Closing Date, and (ii) will have properly withheld and remitted to the proper taxing authority all Taxes required to be withheld with respect to amounts paid or owed to any employee, independent contractor, member, stockholder, or other third party.

(d) There is no Tax deficiency outstanding or assessed or proposed against Target or Predecessor that is not reflected as an estimated liability on the Balance Sheet or set forth on the Disclosure Schedule, nor has Target or Predecessor executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(e) Neither of the Target Entities has any liabilities for unpaid Taxes that have not been accrued for or reserved on the Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(f) Neither of the Target Entities is a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

(g) Neither of the Target Entities has ever been a party to any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Target or Predecessor that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code by Target or Merger Sub as an expense under applicable law.

(h) Neither Target’s nor Predecessor’s Returns have ever been audited by a government or a taxing authority, no such audit is in process or pending, and neither Target nor Predecessor has been notified of any request for such an audit or other examination. Target has delivered to Acquiror accurate and complete copies of all audit reports and similar documents (to which Target or Predecessor had access) relating to Target’s or Predecessor’s Returns.

(i) No claim or legal proceeding is pending or to Target’s knowledge has been threatened against or with respect to Target or Predecessor in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Target or Predecessor with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Target and with respect to which adequate reserves for payment have been established). There are no liens for Taxes upon any of the assets of Target, except liens for current Taxes not yet due and payable. Target has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Target has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(j) Neither Target nor Predecessor has ever been a member of a group (including an affiliated group, within the meaning of Section 1504 of the Code) with which it has filed or been included in a combined, consolidated or unitary income Return, other than a group of which Target is or was the common parent. Target is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract. Predecessor has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract. Target is not liable for the Taxes of any taxpayer under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (including any tax allocation agreement, tax sharing agreement or tax indemnity agreement), or otherwise for any taxable period beginning before the Closing Date. No Tax liability or restriction, reduction or limitation on or of favorable Tax attributes (such as losses or credits, loss or credit carryovers, basis or deduction) will arise directly or indirectly as a result of the Merger other than pursuant to Section 382 and Section 383 of the Code. Prior to the Merger, neither Target or Predecessor has been subject to limitations under Sections 382 or 383 of the Code and none of the available net operating losses and carryovers set forth in the Disclosure Schedule has otherwise been restricted, reduced or limited.

(k) Neither of the Target Entities has executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

(l) Each of the Target Entities has collected all sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate governmental entity and has furnished properly completed exemption certificates for all exempt transactions. Predecessor and Target have each collected all sales and use Taxes required to be collected, and remitted such amounts to the appropriate governmental entity and furnish properly completed exemption certificates for all exempt transactions.

(m) No claim has ever been made by a governmental entity in a jurisdiction where Target or Predecessor does not file Returns that it is or may be subject to taxation by that jurisdiction.

(n) Neither Target nor Predecessor is or has ever been a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code.

(o) Target, Predecessor and Predecessor’s members have paid any and all Taxes arising out of or related to the formation of Target and the transfer of membership interests from Predecessor members to Target.

(p) No power of attorney with respect to Taxes has been granted by any of the Target Entities.

(q) None of the Target Entities has requested or received any private letter ruling from the Internal Revenue Service or comparable rulings from any other government or taxing agency.

Section 2.8 Title to Property. Target has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable; (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. The plants, property and equipment of Target that are used in the operations of Target’s business are in all material respects in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent required by generally accepted accounting principles. All leases to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally; and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Acquiror. Target owns no real property. All plants, property and equipment that are used in the operation of the Business have been properly transferred or distributed to Target in connection with the Reorganization, and Target has good and marketable title to all such plants, property and equipment.

Section 2.9 Intellectual Property.

(a) Except as set forth on Schedule 2.9(a) to the Disclosure Schedule, and other than the Licensed Intellectual Property (as defined below), Target solely owns all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted or as presently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the “Target Intellectual Property Rights”). Each license or other agreement with a third party for which Target has acquired rights to the Licensed Intellectual Property (i) is in full force and effect, (ii) is valid, binding and enforceable, (iii) grants Target all necessary rights to intellectual property as are used in the Business as currently conducted or as presently proposed to be conducted, and (iv) there exists no default (or condition which, with the passage of time, the giving or notice or both) which would give rise to a right to terminate or otherwise limit rights granted to Target. Except as disclosed on Schedule 2.9(a), Predecessor has transferred or distributed to Target all Target Intellectual Property Rights.

(b) Schedule 2.9(b) contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which Target is a party and pursuant to which any person is authorized to use or has a license or other immunity with respect to any Target Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software (“Licensed Intellectual Property”), which is used in the Business as currently conducted or as presently proposed to be conducted (including licenses for off-the-shelf software), (iv) all joint development agreements to which Target is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Target has obtained funding for research and development activities.

(c) Target will not be as a result of Target’s execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property.

(d) Target (i) has not received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) does not have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property. To the knowledge of Target, the Business as currently conducted or as presently proposed to be conducted does not and will not result in an unauthorized use, disclosure or misappropriation of any third party’s intellectual property rights.

(e) Target and Predecessor have at all times used reasonable efforts to protect their proprietary information and to prevent such information from being released into the public domain. Target and Predecessor have caused each person currently or formerly employed by Target or Predecessor (including independent consultants and contractors, if any) to execute and deliver to Target an employee innovations and proprietary rights assignment agreement in Target’s or Predecessor’s standard form and has provided copies of such agreements to Acquiror. To the knowledge of Target, neither the execution or delivery of any such agreement by any such person, nor the carrying on of the business as currently conducted, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

(f) Target has not entered into any covenant not to compete or contract, agreement or other arrangement limiting its ability to transact business in any market, field or geographical area or with any third party.

Section 2.10 Bank Accounts. Schedule 2.10 of the Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target maintains accounts of any nature, the type of accounts maintained at each such institution, the names of all persons authorized to draw thereon or make withdrawals therefrom and the balance of each account as of the Closing. Schedule 2.10 of the Disclosure Schedule also sets forth a list of all credit cards for which Target is liable.

Section 2.11 Material Contracts.

(a) All the Material Contracts (as defined below) to which Target is a party are listed in Schedule 2.11(a) hereto. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect with respect to Target, and to Target’s knowledge is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in each case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (iii) neither Target, nor, to Target’s knowledge, any other party, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by Target, or, to Target’s knowledge, by any such other party, or permit termination, modification or acceleration, under the agreement. Target is not a party to any oral Material Contract. “Material Contract” means any contract, agreement or commitment to which Target or Predecessor is a party, including, but not limited to, any leases, licenses, royalty agreements, development agreements, service agreements, distributor agreements or any other obligations (a) with expected receipts or expenditures in excess of $25,000 over the life of the contract, (b) requiring Target or Predecessor to indemnify any party or person, (c) granting any exclusive rights to any party, (d) evidencing indebtedness for borrowed or loaned money of $25,000 or more, including guarantees of such indebtedness, or (e) which if breached or terminated would reasonably be expected to have a Material Adverse Effect on Target. Target is not a party to any agreement with any salesperson, consultant, contractor or other party obligating Target to pay any commission or compensation to such other party after the Closing with respect to the purchases of any current or prospective customer.

(b) Except as disclosed in Schedule 2.11(b), Predecessor has assigned to Target all rights, contracts, agreements and commitments necessary to conduct the Business as presently conducted or as presently proposed to be conducted, and all such assignments are legal, valid, binding and enforceable.

Section 2.12 Environmental Matters.

(a) None of the properties or facilities of Target is in violation of any federal state or local law, ordinance, regulation or order relating to the protection of public health and safety, the protection of worker health and safety or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect on Target. During the time that Target or Predecessor has owned or leased either’s properties and facilities, none of Target, Predecessor or, to Target’s knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

(b) During the time that either Target or Predecessor has owned or leased Target’s properties or facilities, there has been no litigation brought or, to the knowledge of Target, threatened against either Target or Predecessor by, or any settlement reached by Target or Predecessor with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

Section 2.13 Employee Benefit Plans; ERISA.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target: (i) Target and Predecessor have complied, and are now in compliance, with all provisions of all laws and regulations applicable to each material employee benefit plan, program or policy providing benefits to any current or former employee, officer or director of Target or Predecessor or any beneficiary or dependent thereof that is sponsored or maintained by Target or Predecessor or to which Target or Predecessor contributes or is obligated to contribute, or with respect to which Target or Predecessor has or may have any Liability or obligations, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA or any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit or similar arrangement, agreement, plan, program or policy (the “Target Benefit Plans”), and each Target Benefit Plan has been administered in accordance with its terms, including the making of all required contributions and the reflection by Target or Predecessor of all required accruals on its financial statements; (ii) no event or condition exists which would reasonably be expected to subject the Target or Predecessor to liability in connection with the Target Benefit Plans or any plan, program, or policy sponsored or contributed to by any of their respective ERISA Affiliates other than the provision of benefits thereunder in the ordinary course; (iii) there are no pending or, to Target and Predecessor’s knowledge, threatened actions (other than claims for benefits in the ordinary course) relating to Target Benefit Plans which have been asserted or instituted and which would reasonably be expected to result in any liability of Target or Predecessor; and (iv) each Target Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service, and Target is not aware of any circumstances likely to result in revocation of any such favorable determination or opinion letter. Schedule 2.13 sets forth a list of all material Target Benefit Plans. Target has made available to Acquiror complete and correct copies of all material documents evidencing any material Target Benefit Plan, together with copies of all annual reports for the preceding three plan years, current summary plan descriptions applicable thereto and the most recent IRS determination letter or opinion letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code. For purposes of this Section 2.13, “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 52 or 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b) No Target Benefit Plan or benefit plan of an ERISA Affiliate is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Target Benefit Plan or benefit plan of an ERISA Affiliate is, or has ever been, a Multiemployer Plan. Any Target Benefit Plan which is intended to be qualified under Section 401(a) of the Code has, to the extent applicable, received a determination letter from the IRS evidencing such qualification.

(c) No stockholder, member, director, officer, member, employee or consultant of Target or Predecessor is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of Target or Predecessor or that would interfere with Target’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of Target’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of Target’s business or any of its subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

Section 2.14 Employee Matters. Target and Predecessor are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except where any failure to comply would not constitute a Material Adverse Effect on Target or Predecessor. There are no proceedings pending or, to Target’s knowledge, reasonably expected or threatened, between Target or Predecessor, on the one hand, and any or all of either of such entities’ current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to Target’s knowledge, reasonably expected or threatened, against Target or Predecessor under any workers’ compensation or long term disability plan or policy. None of the Target Entities has any unsatisfied obligations that would have a Material Adverse Effect on Target to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. None of the Target Entities is or ever was a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize their respective employees. Predecessor and Target have provided all employees with all wages, benefits, relocation benefits, options, bonuses and incentives, and all other compensation which became due and payable through the date of this Agreement. Within the past year, none of the Target Entities has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or any similar state or local law that remains unsatisfied, nor shall any terminations prior to the Closing Date result in unsatisfied liability or obligation under WARN or any similar state or local law.

Section 2.15 Compliance with Laws. Target and Predecessor have each complied with, and neither is in violation of, and neither has received any notices of violation with respect to, any statute, law or regulation applicable to Target or Predecessor, the ownership or operation of the Business or the Target Stockholders except as such violation would not have a Material Adverse Effect on Target.

Section 2.16 Litigation. There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or threatened against Target, any Predecessor or Target’s properties or officers or managers (in their capacities as such), the Target Stockholders, Predecessor’s members or the assets of either Target or Predecessor. There is no judgment, decree or order against Target or any Predecessor, the Target Stockholders or any of the managers, officers or members of Target or Predecessor (in their capacities as such). All litigation to which Target or Predecessor, the Target Stockholders or Target’s or Predecessor’s assets is a party (or is threatened to become a party) is disclosed in Schedule 2.16 of the Disclosure Schedule.

Section 2.17 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon any of the Target Entities or the Target Stockholders which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Target or the operation of the Business as currently conducted.

Section 2.18 Insurance. Schedule 2.18 contains a list and description of all insurance policies in effect which are maintained by Target or as to which Target or Predecessor is an insured party. Target and Predecessor have policies of insurance and bonds of the type and the amount customarily carried by persons conducting business or owning assets similar to those of Target and Predecessor, respectively. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Target and Predecessor are otherwise in compliance with the terms of such policies. Neither Target nor Predecessor has any knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

Section 2.19 Interested Party Transactions. No current or former officer, manager or employee of any of the Target Entities has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Target Intellectual Property Rights, used in connection with or pertaining to the Business, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of Target’s products, (iii) any entity that competes with Target, or with which Target is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Target is a party.

Section 2.20 Representations Complete. No representation or warranty by Target or Predecessor in this Agreement or in any Schedule or Exhibit hereto, including the Disclosure Schedule, or certificate furnished by Target or Predecessor pursuant to this Agreement or any written statement furnished by Target or Predecessor pursuant to this Agreement or in connection with the transactions contemplated hereby contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

Section 2.21 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

ACQUIROR AND THE MERGER SUB

Acquiror and Merger Sub represent and warrant to Target that the statements contained in this ARTICLE III are true and correct.

Section 3.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws or other charter documents, as applicable, of Acquiror and Merger Sub, each as amended to date, to Target. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Section 3.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been taken by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity.

Section 3.3 Issuance of Shares. The issuance and delivery of the Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Acquiror, and, when issued at the Effective Time as contemplated hereby, such shares of Acquiror Common Stock will be duly and validly issued, fully paid and nonassessable. Such Acquiror Common Stock, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all liens and encumbrances and adverse claims, other than restrictions on transfer created by applicable securities laws and will not have been issued in violation of their respective properties or any preemptive rights or rights of first refusal or similar rights.

Section 3.4 SEC Reports. Acquiror has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, preceding the date hereof (or such shorter period as Acquiror was required by law to file such material) (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports filed since May 4, 2005 complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports filed since May 4, 2005, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

CONDITIONS TO THE CLOSING

Section 4.1 Conditions to Acquiror’s and Merger Sub’s Obligation to Close. The obligation of Acquiror and Merger Sub to consummate the Merger shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Acquiror in writing:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Merger Sub’s or Acquiror’s conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal;

(b) The representations and warranties of Target and Predecessor set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties which specifically relate to a particular date or period shall be true and correct as of such date and for such period, and Target and Predecessor shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Target shall have delivered to Acquiror Target Financial Statements;

(d) Target and Predecessor shall have delivered to Acquiror and Merger Sub all of the documents and agreements set forth in Section 1.7;

(e) Target and Predecessor shall have delivered to Acquiror all third party consents required for the consummation of the Merger, or to prevent a breach or termination of any Material Contract;

(f) The principal terms of the Merger, including the issuance of the Shares, shall have been duly approved by the Board of Directors of the Acquiror;

(g) The principal terms of the Merger shall have been duly approved by the affirmative vote of a majority of the Target Shares outstanding immediately prior to the Effective Time;

(h) Acquiror shall have received executed documentation evidencing the consummation of the Reorganization, in a form satisfactory to Acquiror; and

(i) Acquiror shall have received executed documentation evidencing the consummation of the reincorporation of Target as a Delaware corporation, in a form satisfactory to Acquiror.

Section 4.2 Conditions to Target’s Obligation to Close. The obligation of Target to close the transactions contemplated hereby is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Target:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby or limiting or restricting Merger Sub’s or Acquiror’s conduct or operation of the Business after the transactions contemplated hereby shall have been consummated, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic governmental entity seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal;

(b) The representations and warranties of each of Acquiror and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date), and Acquiror and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) The principal terms of the Merger shall have been duly approved by the Board of Directors of the Target; and

(d) Target and Predecessor shall have delivered to Acquiror and Merger Sub all of the documents and agreements set forth in Section 1.7.

ARTICLE V

INDEMNIFICATION

Section 5.1 Survival of Representations and Warranties. All representations and warranties made by Target and Predecessor herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the date fifteen (15) months following the Closing Date (the “Survival Date”). Notwithstanding the foregoing, the representations and warranties contained in Sections 2.2 and 2.3 shall survive indefinitely and the representations and warranties contained in Sections 2.7 and 2.12 shall survive until ninety (90) days after the expiration of the applicable statute of limitations. The termination of any representation and warranty shall not affect any claim for breaches of representations or warranties (and the breaching Party shall continue to be liable therefor) if written notice thereof is given to the breaching Party or Parties on or prior to such termination date.

Section 5.2 Indemnification.

(a) Subject to the limitations set forth in this Section 5.2, Target and Predecessor will indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of, or in connection with (i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target and Predecessor in the Transaction Documents and (ii) any Damages arising out of or related to the formation of Target and the consummation of the Reorganization.

(b) Nothing in this Agreement shall limit the liability in amount or otherwise of (i) Target and Predecessor for any breach of any representation, warranty or covenant if the Merger does not close; or (ii) Target and Predecessor with respect to fraud, criminal activity or intentional breach of any covenant contained in this Agreement.

(c) Acquiror shall indemnify, defend and hold harmless Target from and against any and all Damages, whether or not involving a third-party claim, arising out of, relating to or resulting from: (i) any breach of a representation or warranty of Acquiror contained in this Agreement or in any other Transaction Document; or (ii) any breach of a covenant of Acquiror contained in this Agreement or in any other Transaction Document. In determining whether a breach of any representation, warranty or covenant shall have occurred, and for such purposes only, any materiality standard contained in a representation, warranty or covenant shall be disregarded.

Section 5.3 Indemnification Shares. Ten percent (10%) of the total number of Shares (250,000 shares) shall constitute the “Indemnification Shares” and shall be available to compensate the Acquiror and Merger Sub pursuant to the indemnification obligations of the Indemnifying Parties pursuant to Section 5.2.

Section 5.4 Indemnification Period; Release from Indemnification Obligations. The period for offsetting claims against the Indemnification Shares shall terminate upon the Survival Date; provided, however, that a portion of the Indemnification Shares that, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders’ Agent and the subsequent litigation of the matter in the manner provided in this ARTICLE V, is necessary to satisfy any unsatisfied claims made in accordance with this ARTICLE V and specified in the Claims Notice (as defined in Section 5.5 below) delivered to the Stockholders’ Agent prior to the Survival Date, shall remain subject to the right of Acquiror to offset such claims against the Indemnification Shares until such claims have been resolved or until a portion of such amount is determined by Acquiror in good faith or a court of competent jurisdiction to be no longer necessary to satisfy such claims.

Section 5.5 Offset of Claims; Sole Remedy. Upon receipt by the Stockholders’ Agent on or before the Survival Date of a certificate signed by any officer of Parent (a “Claims Notice”) stating that Damages exist with respect to the indemnification obligations of the Target and Predecessor set forth in Section 5.2 and that a claim for such Damages has been made prior to the Survival Date, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related, Acquiror shall be entitled, subject to the Stockholders’ Agent’s right to object in accordance with this ARTICLE V, to receive payment of the Indemnification Shares in the amount of such Damages. In determining the number of Indemnification Shares to be delivered pursuant to this Section, the per share value of the Indemnification Shares shall be deemed to be $[__] per share. For a period of thirty (30) days after delivery by Acquiror of a Claims Notice, the Stockholders’ Agent shall be entitled to object in a written statement to the claim made in such Claims Notice, by delivering such statement to Acquiror prior to the expiration of such thirty (30) day period. In case the Stockholders’ Agent shall so object in writing to any claim or claims by Acquiror made in any Claims Notice, Acquiror shall have thirty (30) days to respond in a written statement to the objection of the Stockholders’ Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. If no agreement can be reached after good faith negotiation between the Stockholders’ Agent and Acquiror, either Acquiror or the Stockholders’ Agent may initiate formal legal action with the applicable court in Roanoke, Virginia to resolve such dispute. The decision of the court as to the validity and amount of any claim in such Claims Notice shall be binding and conclusive upon the Parties. Except as otherwise provided in Section 5.1 and Section 5.2(b), the right of the Acquiror Indemnified Persons to offset Damages against the Indemnification Shares shall be the sole remedy for, and sole source of, indemnification with respect to Damages arising hereunder.

Section 5.6 Appointment of Stockholders’ Agent. Gary Haycox shall be constituted and appointed as Stockholders’ Agent (the “Stockholders’ Agent”) for and on behalf of the Target Stockholders for purposes of this Agreement. The Stockholders’ Agent is authorized to give and receive notices and communications, to direct the Target Stockholders to deliver to Acquiror any Indemnification Shares, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and to execute any amendments of this Agreement as provided in this Merger Agreement. The Stockholders’ Agent shall receive no compensation for his or her services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target Stockholders.

Section 5.7 Liability of Agent. The Stockholders’ Agent shall not be liable for any act done or omitted as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Stockholders shall jointly and severally indemnify the Stockholders’ Agent and hold him or her harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his or her duties hereunder.

Section 5.8 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target Stockholders and shall be final, binding and conclusive upon each such Target Stockholder, and Acquiror and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Target Stockholder. Acquiror and the Surviving Corporation are each hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholders’ Agent. In addition, any loss, liability or expense incurred by reason of Stockholders’ Agent’s failure to give notice under ARTICLE V of this Agreement shall be borne solely by the Stockholders’ Agent.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Employee Benefits.

(a) Each full-time employee of Target (other than the Key Employees) who is employed by Acquiror on or after the Closing Date shall be new at-will employees of Acquiror and any prior employment by Target or Predecessor of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Acquiror may make available to its employees;

(b) Acquiror shall grant to each former Target employee that number of shares of Acquiror’s common stock and with the vesting terms as set forth in Schedule 6.1(b). Such grants shall be made under Acquiror’s 2005 Stock Incentive Plan as restricted stock awards subject to all the terms and conditions of such plan; and

(c) Immediately following the Closing, each employee of the Acquiror, Merger Sub or Surviving Corporation that had been previously employed by Target or Predecessor prior to the Closing (the “Transferred Employees”) shall be permitted to participate in the plans, programs and arrangements of Acquiror relating to employee benefits (the “Acquiror Employee Plans”) to the extent (i) consistent with the terms and conditions of such Acquiror Employee Plans and (ii) similarly situated Acquiror employees participate in such plans.

Section 6.2 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Merger Sub with full title to all of the assets, the Target Stockholders shall take all such necessary action.

Section 6.3 Restrictions on the Sale of Shares. Each certificate evidencing shares of Acquiror common stock to be issued pursuant to Section 1.5 shall bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

and any legends required by state securities laws.

Section 6.4 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Shares in connection with the Merger. Target shall use its commercially reasonable efforts to assist Acquiror in complying with the securities and blue sky laws of all jurisdictions applicable to the issuance of the Shares in connection with the Merger.

Section 6.5 Registration of Shares.

(a) Definitions.

(i) The term “Holder” means any holder of outstanding Shares who is (i) a Target Stockholder, or (ii) any person to whom the registration rights provided for in this Agreement or otherwise transferred in accordance with Section 6.5.

(ii) The term “Registrable Securities” means: (i) Acquiror Common Stock issued to the Target Stockholders in the Merger, and (ii) the shares of Acquiror Common Stock issued or issuable as a result of any stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and any other securities issued pursuant to any other pro rata distribution with respect to, or in exchange for or in replacement of Acquiror Common Stock; provided, however, that shares of Acquiror Common Stock shall not be treated as Registrable Securities if such shares: (A) are sold under any registration under the Securities Act; (B) are sold by a person in a transaction in which rights under this Agreement are not assigned in accordance with the terms of this Agreement; (C) are sold pursuant to Rule 144 (including any successor provision, “Rule 144”) promulgated under the Securities Act; (D) in the opinion of counsel to Acquiror, may be sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and legends with respect thereto are removed from the certificates representing such shares upon the consummation of such sale.

(b) Acquiror shall use its reasonable commercial efforts to cause the Registrable Securities to be registered under the Securities Act of 1933, as amended (the “Securities Act”) so as to permit the resale thereof, and in connection therewith shall use its commercially reasonable efforts to prepare and file a registration statement (the “Registration Statement”) with the SEC with respect to the Registrable Securities as soon as practicable after the date hereof, but no later than forty-five (45) days after the Effective Time, and shall use its reasonable commercial efforts to cause the Registration Statement to become effective as soon as possible thereafter; provided, however, that the Target and Predecessor shall provide all such information and materials to Acquiror and take all such action as may be required in order to permit Acquiror to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Acquiror pursuant to this Section 6.5. Acquiror shall not be required to effect more than one (1) registration under this Section 6.5. The offering made pursuant to such registration shall not be underwritten.

(c) Acquiror shall: (i) prepare and file with the SEC the Registration Statement in accordance with Section 6.5(b) with respect to the Registrable Securities; (ii) use all commercially reasonable efforts to cause the Registration Statement to remain effective for a period of ninety (90) days; and (iii) prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be reasonably necessary, and comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the Registration Statement until the termination of effectiveness of the Registration Statement.

(d) Notwithstanding any other provision of this Section 6.5, if the Acquiror determines that it is desirable in order to comply with the requirements of the SEC that the number of securities to be registered in such registration be reduced, then the Acquiror shall so advise all Holders of Registrable Securities that would otherwise be registered pursuant hereto, and the number of shares that may be included in the registration shall be allocated on a pro rata basis (as nearly as practicable) based on the number of Registrable Securities held by all such Holders.

(e) The registration rights set forth in this Agreement shall not be available to a Holder if all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act.

(f) Notwithstanding any other provision of this Section 6.5, Acquiror shall have the right at any time to require that the Holders suspend open market offers and sales of Registrable Securities whenever, and for so long as, in the reasonable, good-faith judgment of Acquiror, there is in existence material undisclosed information or events with respect to Acquiror (the “Suspension Right”). In the event Acquiror exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Acquiror or until such time as the information or event is no longer material, each as reasonably determined in good faith by Acquiror. Acquiror will promptly give the Stockholders’ Agent notice, in a writing signed by an executive officer of Acquiror, of any such suspension. Acquiror agrees to notify the Stockholders’ Agent promptly upon termination of the suspension. The period during which Acquiror is required to cause the Registration Statement to remain effective shall be extended by a period equal in length to any and all periods during which open market offers and sales of Registrable Securities are suspended pursuant to exercise of the Suspension Right.

(g) Acquiror shall pay all of the registration and filing fees, printing expenses, transfer agents’ and registrars’ fees, and fees and disbursements of Acquiror’s outside counsel and independent accountants incurred in connection with any registration of Registrable Securities pursuant to this Section 6.5.

(h) To the fullest extent permitted by law, Acquiror will indemnify, defend, protect and hold harmless the Holders, each underwriter of Registrable Securities being sold pursuant to this Section 6.5, each person, if any, who controls the Holders or underwriter within the meaning of the Exchange Act and their respective affiliates, officers, directors, partners, successors and assigns (each, a “Target Indemnitee”), against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise and, except as hereinafter provided, will promptly reimburse each Target Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of material fact in any registration statement and any prospectus filed pursuant to Section 6.5(b) or any post-effective amendment thereto or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation by Acquiror of any rule or regulation promulgated under the Securities Act, the Exchange Act or any statute, regulation or law applicable to Acquiror and relating to action or inaction required of Acquiror in connection with such registration; provided, however, that Acquiror shall not be liable to any such Target Indemnitee in respect of any actions, claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished in writing to Acquiror by such Target Indemnitee specifically for use in connection with such registration statement and prospectus or post-effective amendment.

(i) To the fullest extent permitted by law, the Target Stockholders will indemnify Acquiror, each person, if any, who controls the Acquiror within the meaning of the Securities Act or the Exchange Act, each underwriter of the Registrable

Securities and their respective affiliates, officers, directors, partners, successors and assigns (each an “Acquiror Indemnitee”) against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will promptly reimburse each Acquiror Indemnitee for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such actions, claims, losses, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.5(b) or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Acquiror by the Target or underwriter specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of the Target Stockholders hereunder shall be limited to an amount equal to the proceeds to the Target Stockholders from the sale of the Target Shares hereunder.

(j) Each person entitled to indemnification under this Section 6.5 (an “Indemnified Person”) shall give notice to the party required to provide indemnification (the “Indemnifying Person”) promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party’s expense (unless the Indemnified Person has reasonably concluded that there may be a conflict of interest between the Indemnifying Person and the Indemnified Person in such action, in which case the fees and expenses of counsel for the Indemnified Person shall be at the expense of the Indemnifying Person); and provided, further, that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.5 except to the extent that the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(k) If the indemnification provided for in this Section 6.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything to the contrary contained herein, a Holder shall be liable or required to contribute under this Section 6.5 only that amount as does not exceed the net proceeds to such Target Stockholder a result of the sale of the Shares pursuant to the Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1 Transaction Expenses. All costs and expenses (including legal fees and expenses) arising from, incurred in connection with or incident to, this Agreement, the Transaction Documents and the Merger shall be paid by the party incurring such expense, whether or not the Merger is consummated; provided, however, that all expenses incurred by Target in excess of $50,000 shall be paid by the Target Stockholders.

Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) upon receipt if delivered personally; (ii) within one (1) business day after it is sent by commercial overnight courier; or (iii) upon transmission when sent via facsimile (with confirmation of receipt) or electronic mail to a facsimile number or electronic mail address given below to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Acquiror or Merger Sub, to:

Catcher Holdings, Inc.

44084 Riverside Parkway

Leesburg, VA 20176

Fax: (925) 887-6747

Email: dmccarthy@catcherinc.com

Copy to: Morrison & Foerster, LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

Attention: Jeremy D. Glaser

Fax: (858) 523-2822

Email: jglaser@mofo.com

(b)	if to Target, to

Vivato Networks, Inc.]

Attention: Gary Haycox

Fax: (503) 467-7210

Tel: (503) 703-3435

Email: gary.haycox@vivato.com

with a copy to:

Ambrose Law Group LLC

Attention: Christopher R. Ambrose

Fax: (503) 467-7210

Tel: (503) 467-7209

Email: crambrose@ambroselaw.com

(c)	If to the Stockholders’ Agent, to:

Gary Haycox

Fax: (503) 467-7210

Tel: (503) 703-3435

Email: gary.haycox@vivato.com

Section 7.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been provided if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement has been drafted by legal counsel representing Acquiror, but all Parties have participated in the negotiation of its terms. Each Party acknowledges that it has had an opportunity to review and revise this Agreement, and have it reviewed by legal counsel, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered or deemed delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature.

Section 7.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 7.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent and the Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 7.7 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

Section 7.8 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) and the other Transaction Documents constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the No-Shop Agreement previously executed by and between Acquiror and Target.

Section 7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of Virginia applicable to parties residing in Virginia, without regard applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within (i) Roanoke County, Virginia in the event that the Company brings an action or (ii) Clackamas County, Oregon if Target or the Stockholders’ Action brings an action, in each case in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby and it agrees that process may be served upon it in any manner authorized by the laws of the State of Virginia or the State of Oregon, as applicable for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

Section 7.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties; provided however, Acquiror and Merger Sub shall not be required to obtain the consent of the other Parties for any assignment in connection with (a) any merger or consolidation or other reorganization of Merger Sub or Acquiror with or into another entity or (b) the sale of substantially all of the assets of Acquiror or Merger Sub, provided that in each instance the resulting or surviving entity assumes the obligations of Acquiror and Merger Sub hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 7.11 Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

Section 7.12 Attorneys’ Fees. In the event any action is brought for enforcement or interpretation of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in said action.

IN WITNESS WHEREOF, Acquiror, Merger Sub, Target, Predecessor and the Stockholders’ Agent have caused this Agreement to be signed by them or their duly authorized representatives.

ACQUIROR

Catcher Holdings, Inc.

By:
Its:
Title:

MERGER SUB

Huckleberry Acquisition Corporation

By:
Its:
Title:

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, Acquiror, Merger Sub, Target and the Stockholders’ Agent have caused this Agreement to be signed by them or their duly authorized representatives.

TARGET

Vivato Networks, Inc.

By:
Its:
Title:

The Stockholders’ Agent is executing this Agreement for the purpose of acknowledging his responsibilities under this Agreement.

STOCKHOLDERS’ AGENT

By:

[Signature Page to Amended and Restated Agreement and Plan of Merger]

EXHIBITS:

Exhibit A:	Certificate of Merger
Exhibit B:	Employee Innovations and Proprietary Rights Assignment Agreement
Exhibit C:	Executive Employment Agreement
Exhibit D:	License Agreement
Exhibit E:	Management Agreement

SCHEDULES:

Schedule 1.5(a)	Target Stockholders
Schedule 1.7(b)	Employees
Schedule 6.1(b)	Option Grants

EXHIBIT A

CERTIFICATE OF MERGER

1

EXHIBIT B

EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

1

EXHIBIT C

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

1

EXHIBIT D

LICENSE AGREEMENT

1

EXHIBIT E

MANAGEMENT AGREEMENT

1